Exhibit 99.1

PhotoMedex Raises $2.7 Million in Private Placement of Common Stock

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--October 22, 2009--PhotoMedex, Inc. (Nasdaq:PHMD) today announced that it has closed a private placement of approximately 4.17 million shares of its common stock at a price of $0.65 per share. Gross proceeds from the private placement are approximately $2.7 million. The purchasers were accredited investors, some of which were institutions. No finders’ fees or warrants were involved in the placement. The Company intends to use the proceeds from the private placement for general working capital purposes.

The securities offered in the private placement were not registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws. The Company has agreed with its investors to register the shares on a piggy-back basis.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock or other securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Act.

About PhotoMedex

PhotoMedex develops proprietary excimer laser and fiber optic systems and techniques directed toward dermatological applications, with FDA 510(k) clearances to market the XTRAC® laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. PhotoMedex also develops and markets products based on DNA Repair and its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. PhotoMedex sells directly to dermatologists, plastic and cosmetic surgeons, and salons. ProCyte brands include Neova®, Ti-Silc®, VitalCopper®, Simple Solutions® and AquaSanté®. The Company also develops, manufactures and markets medical laser products and services.

In addition, as a result of the recent merger with PhotoTherapeutics, PhotoMedex now researches, develops and manufactures non-laser light devices for the treatment of clinical and aesthetic dermatological conditions and adds the Omnilux™ products to its portfolio. The Omnilux products incorporate a new technology based on narrowband Light Emitting Diodes (LEDs) to treat a wide range of dermatological conditions including acne, photodamage, and skin rejuvenation.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

CONTACT:
Company Contact:
PhotoMedex, Inc.
Dennis McGrath, CEO, 215-619-3287
info@photomedex.com
or
Investor Contacts:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com